Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS 2018

FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

2018 HIGHLIGHTS

➢	Revenues Increase 5.6%
➢	Net Income Jumps 42.3%
➢	Earnings Per Share Up 42.0%

ISELIN, NJ, (March 8, 2019) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported 2018 consolidated operating revenues of $138.1 million, as compared to $130.8 million in 2017. Net income for the year increased $9.6 million to $32.5 million, compared to $22.8 million in 2017. Diluted earnings per share were $1.96, up $0.58 from $1.38, reported for the same period in 2017.

2018 OPERATING RESULTS

Consolidated operating revenues rose to $138.1 million for the year ended December 31, 2018. The $7.3 million increase in revenues was primarily due to:

•	$4.3 million from new base rates approved by the New Jersey Board of Public Utilities on April 1, 2018 in the Middlesex System.
•	$0.6 million of added revenues attributed to higher water demand from our New Jersey contract customers.
•	$1.4 million fueled by customer growth in our Delaware subsidiary, Tidewater Utilities, Inc. (“Tidewater”)
•	$0.9 million in increased revenues from our non-regulated operations, primarily from increased contract operations at our White Marsh, Inc. (“White Marsh”) subsidiary.

Operation and maintenance expenses for the year ended December 31, 2018 increased $6.1 million from the same period in 2017. The increase was attributable to numerous factors, including $1.2 million of higher water production costs related to weather-driven changes in raw water quality as well as higher employee healthcare and business liability insurance premium costs of $0.9 million. Increases in headcount for regulatory and operational needs pushed labor costs up by $1.5 million. Rent expense rose by $0.4 million due to increased leased commercial office space required to accommodate various operational and administrative needs. Compliance with the recently enacted State of New Jersey Water Quality Accountability Act (“WQAA”) increased regulatory related costs by $0.3 million.

Income Tax expense for 2018 decreased $10.2 million from 2017 due to the combined effect of the approved regulatory accounting treatment in the Middlesex base rate case decision of the adoption of Internal Revenue Service (IRS) tangible property regulations and a lower effective tax rate resulting from the Tax Cuts and Jobs Act of 2017.

Earnings applicable to common stock for the year ended December 31, 2018 were $32.3 million, or $1.96 per share on a fully diluted basis, compared to $22.7 million or $1.38 per diluted share in 2017.

“We continued to drive service quality and shareholder value in 2018 through diligent planning, executing capital projects and effectively navigating the regulatory process. Our increased Net Income and Earnings Per Share for the quarter and the year reflect the favorable outcome of the Middlesex base rate case settlement reached in March 2018, which allows for timely recovery of infrastructure investments, increased operating costs and the tax benefits associated with the adoption of the IRS repair and maintenance regulations. Organic growth at Tidewater and enhanced revenues from our White Marsh contract operations in Delaware also contributed to these results,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “We also executed on various initiatives including our Water For Tomorrow® capital investment program and the relocation of our corporate headquarters,” added Doll.

FOURTH QUARTER 2018 RESULTS

For the three month period ended December 31, 2018, operating revenues were $33.3 million, up from $31.5 million for the same period in 2017. Operations and maintenance expenses were $18.8 million, up from $16.3 million for the same period in 2017 due primarily to higher weather-related variable production costs, higher WQAA regulatory related costs and higher labor costs from increased headcount for regulatory and operational needs. Net income increased to $7.0 million from $5.3 million for the same period in 2017.

QUARTERLY DIVIDEND DECLARED

As previously announced in January 2019, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.24 per common share which was paid on March 1, 2019 to shareholders of record as of February 15, 2019. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-sixth consecutive year in 2018.

Middlesex Water currently has a 5% Discount in effect on its Common Stock for participants in the Company’s Investment Plan on purchases made by optional cash payment or dividend reinvestment. The Discount, which commenced January 2, 2019, will continue until 200,000 shares are purchased at the discount price or December 30, 2019, whichever event occurs first.

ABOUT MIDDLESEX WATER COMPANY

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies.

The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549

   MIDDLESEX WATER COMPANY

  CONSOLIDATED STATEMENTS OF INCOME

  (In thousands except per share amounts)

	Years Ended December 31,		Quarter Ended December 31,
	2018	2017	2018	2017

Operating Revenues	$138,077	$130,775	$33,268	$31,456

Operating Expenses:
Operations and Maintenance	71,570	65,490	18,797	16,312
Depreciation	15,037	13,922	3,900	3,642
Other Taxes	14,328	13,565	3,418	3,238

Total Operating Expenses	100,935	92,977	26,115	23,192

Operating Income	37,142	37,798	7,153	8,264

Other Income (Expense):
Allowance for Funds Used During Construction	1,362	702	557	229
Other Income (Expense), net	1,630	915	353	231

Total Other Income (Expense), net	2,992	1,617	910	460

Interest Charges	6,758	5,506	1,829	1,541

Income before Income Taxes	33,376	33,909	6,234	7,183

Income Taxes	924	11,100	(759)	1,837

Net Income	32,452	22,809	6,993	5,346

Preferred Stock Dividend Requirements	144	144	36	36

Earnings Applicable to Common Stock	$32,308	$22,665	$6,957	$5,310

Earnings per share of Common Stock:
Basic	$1.97	$1.39	$0.43	$0.33
Diluted	$1.96	$1.38	$0.43	$0.32